Exhibit 99.1

SMARTIRE SYSTEMS INC.
Suite 150, 13151 Vanier Place
Richmond, British Columbia
Canada, V6V 2J1

T: 604.276.9884
www.smartire.com
OTCBB: SMTR

NEWS RELEASE - OCTOBER 29, 2004
Email: investor_relations@smartire.com
Contact: Randy Halischuk / Judy Leclercq
1.800.982.2001


               SMARTIRE REPORTS 2004 YEAR - END FINANCIAL RESULTS

      New legislation and complete product line position SmarTire for 2005

RICHMOND, BRITISH COLUMBIA, CANADA: October 29, 2004 - SmarTire Systems Inc. (OTCBB: SMTR) today reported its financial results for the year ended July 31, 2004. The Company's consolidated financial statements and all financial information contained in this release are stated in United States Dollars and are prepared in accordance with U.S. Generally Accepted Accounting Principles
(GAAP).

SmarTire reported revenue for 2004 of $1.66 million, a decrease of 8% from revenue of $1.80 million in 2003. Net loss for the year totaled $11.0 million ($0.13 per share) compared with a net loss of $9.9 million ($0.37 per share) in 2003. Cash used to fund operating and investing activities in 2004 was $8.0 million including the use of $2.4 million for inventory compared to $4.5 million in 2003 including the use of $0.4 million for inventory.

"Based on existing market conditions at the time, we had anticipated a significant increase in revenues during this past fiscal year," said Robert Rudman, President and CEO of SmarTire. "However due to the continued delay of the TREAD Act that mandates the use of tire pressure monitoring systems on passenger cars, major orders did not materialize. As a result, our revenues are slightly less than last year. Also in 2004, we invested considerable time and effort establishing product acceptance and distribution channels for our tire pressure monitoring systems in other markets such as motorcycles, recreational vehicles, buses and commercial vehicles. With the Tread Act now in place, as fully described in our September 20, 2004 news release and our complete product line ready to ship, we anticipate 2005 will be a break-out year for SmarTire."

ABOUT SMARTIRE SYSTEMS
SmarTire develops and markets proprietary advanced tire pressure monitoring and technology systems for the global automotive and transportation industries. The U.S. Government, through the TREAD Act, has legislated that all new passenger vehicles must be equipped with tire monitoring systems beginning with a phased implementation in 2004. SmarTire is capitalizing on the rapidly emerging OEM and aftermarket opportunities. The company's vision is to become the preeminent provider of wireless sensing and control systems for vehicles worldwide. Incorporated in 1987, SmarTire has offices in North America and Europe.

Additional information about SmarTire Systems can be found on the website www.smartire.com. An online investor kit containing SmarTire press releases, SEC filings, current price Level II quotes, interactive Java, stock charts and other useful information for investors can be found at www.hawkassociates.com and www.hawkmicrocaps.com. Investors may contact Randy Halischuk, or Judy Leclercq, SmarTire at (800) 982-2001 email: investor_relations@smartire.com or Frank Hawkins or Julie Marshall, Hawk Associates at (305) 852-2383, email: info@hawkassociates.com.

SMARTIRE SYSTEMS INC.
Income Statement Summary
Expressed in United States dollars


                                                 Year ended July 31,                Year ended July 31,
                                                       2004                               2003
                                                 ---------------------------------------------------------

Revenue                                          $            1,658,279             $            1,802,596
Cost of goods sold                                            1,445,563                          1,387,365
                                                 ---------------------------------------------------------
Gross profit                                                    212,716                            415,231
Expenses                                                      7,186,287                          6,802,391
                                                 ---------------------------------------------------------
Loss from operations                                         (6,973,571)                        (6,387,160)
Other income (expenses)                                      (4,013,455)                        (3,527,469)
                                                 ----------------------------------------------------------

Net loss                                         $          (10,987,026)            $           (9,914,629)
                                                 ----------------------------------------------------------

Loss per share                                   $               (0.13)             $                (0.37)
                                                 ----------------------------------------------------------

SMARTIRE SYSTEMS INC.
Balance Sheet Summary
Expressed in United States dollars

                                                              July 31,                           July 31,
                                                               2004                               2003
                                                 ---------------------------------------------------------

Current assets                                                3,807,743                          3,222,217

Deferred financing costs                                        157,020                            183,259
Capital assets                                                  824,616                            550,458
Other assets                                                  2,147,749                          3,129,658
                                                 ---------------------------------------------------------

Total assets                                     $            6,937,128             $            7,085,592
                                                 ---------------------------------------------------------

Current liabilities                              $            3,075,338             $              798,285
Convertible debentures, net of equity
portion of $1,525,253 (2003-$1,966,664)                         395,574             $                    3
Stockholders' equity                                          3,466,216                          6,287,304
                                                 ---------------------------------------------------------
Total liabilities and
stockholders' equity                             $            6,937,128             $            7,085,592
                                                 ---------------------------------------------------------


This release contains various forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company's dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company's products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.